THIRD AMENDMENT
                     TO AMENDED AND RESTATED
                   INVESTMENT ADVISORY AGREEMENT

      THIS AMENDMENT effective as of the 13th day of July, 2007 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, that First Amendment dated as of October 21, 2004 and that Second Amendment dated as of July 29, 2005 (the "Agreement") by and between Phoenix Equity Trust, a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. The name of the series Phoenix Pathfinder Fund has been changed to Phoenix Value Opportunities Fund.

2. All references to the series Phoenix Relative Value Fund and Phoenix Total Value Fund are hereby deleted.

3. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

4. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX INVESTMENT COUNSEL, INC.


By:   /s/ John H. Beers
Name:     John H. Beers
Title:    Vice President and Clerk


PHOENIX EQUITY TRUST


By:   /s/ Francis G. Waltman

Name:     Francis G. Waltman
Title:    Senior Vice President


                            SCHEDULE A


    Designated Series                Investment Advisory Fee

Phoenix Mid-Cap Value Fund                 0.75%



                                    $1+
                                   Billion
                       1st $1      through           $2+
                      Billion     $2 Billion        Billion

Phoenix Value
Opportunities
Fund                   0.75%        0.70%            0.65%

Phoenix Worldwide
Strategies
Fund                   0.85%        0.80%            0.75%